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Brian Levine

Office Depot

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ANNOUNCES NEW BOARD MEMBER

Boca Raton, Fla., January 5, 2010 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today announced that Thomas J. Colligan has been appointed to the Board of Directors. Additionally, Colligan will serve on the Audit Committee.

The Office Depot Board of Directors now has been expanded to 14 members and includes: Lee Ault, Neil Austrian, Justin Bateman, David Bernauer, Tom Colligan, Marsha Evans, David Fuente, Brenda Gaines, Myra Hart, Scott Hedrick, Kathleen Mason, Chairman Steve Odland, James Rubin, and Raymond Svider.

“Tom brings to our board significant experience from a diverse number of industries,” noted Neil Austrian, Chairman of Office Depot’s Corporate Governance and Nominating Committee. “His leadership and insight will help us drive long-term profitable growth for our shareholders as we begin to emerge from an unprecedented economic environment.”

Since September 2007, Colligan has been Vice Dean of The Wharton School’s Aresty Institute of Executive Education where he is responsible for the non-degree executive education programs. From 2004 to 2007, Colligan served as a managing director at Duke Corporate Education, a corporation that provides custom executive education and is affiliated with Duke University’s Fuqua School of Business. Prior to joining Duke Corporate Education, Colligan was Vice Chairman of PricewaterhouseCoopers LLP (“PwC”) from 2001 to 2004 and served PwC in other capacities from 1969 to 2004, including as a Partner.

Colligan also has advised Fortune 500 companies in various industries, including technology, telecommunications, pharmaceuticals and consumer products. He previously served as a director of Schering-Plough Corporation, Anesiva, Inc. and Educational Management Corporation.

Colligan earned a degree in Accounting from Fairleigh Dickinson University.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,585 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.2 billion e-commerce operation. Office Depot has annual sales of approximately $14.5 billion, and employs about 42,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 49 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.